UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 7, 2005

German American Bancorp

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-11244 (Commission File Number)	35-1547518 (IRS Employer Identification No.)

Box 810 Jasper, Indiana (Address of Principal Executive Offices)	47546 (Zip Code)

(812) 482-1314

711 Main Street

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2005, in response to an unsolicited request, German American Bancorp ("German American") orally indicated its interest in purchasing a block of 440,747 shares (the "Block") of German American’s issued and outstanding common stock (including accompanying preferred stock purchase rights) from Buehler Foods, Inc., a corporation currently in reorganization proceedings under Chapter 11 of the United States Bankruptcy Code (“Buehler Foods”), at a price of $5,509,338, or $12.50 per share (the “Block Purchase”). The Block represents approximately four percent of German American’s outstanding common shares.

Buehler Foods filed on December 7, 2005, a motion with the bankruptcy court seeking authorization to complete the Block Purchase with German American and the court set December 13, 2005, at noon as the date and time by which any objections to the sale must be filed. No objections were timely filed with the Court by that time, and the Court in a hearing held on the afternoon of December 13, 2005, indicated its intent to enter an order authorizing the Block Purchase.

Subject to issuance of the Court order as expected, German American anticipates that it will complete its acquisition of the Block from Buehler Foods at the above price in a private transaction (not from or through any broker or dealer) on or about December 16, 2005.

German American’s Board of Directors has specifically approved the Block Purchase, and such purchase therefore will not reduce the number of shares authorized for repurchase under German American’s stock repurchase program that was initiated by resolution of the Board of Directors on April 26, 2001. Under that program, executive officers of German American were authorized to cause German American to purchase up to 607,754 (as adjusted for subsequent stock dividends) of the outstanding Common Shares from time to time in the open market and in large block privately negotiated transactions. German American is not obligated to purchase any shares under the program, and the program may be discontinued at any time before the maximum number of shares specified by the program are purchased. As of September 30, 2005, German American had purchased 334,965 (as adjusted for subsequent stock dividends) shares under the program including 83,000 shares during the nine months ended September 30, 2005; no shares have been purchased under the program during the fourth quarter of 2005.

German American believes that the repurchase of its shares pursuant to the Block Purchase has the potential to increase its return on equity and earnings per share. German American expects that its equity capital will continue to exceed the amount required by government banking regulations for a "well capitalized" financial institution. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and German American’s actual experience may differ significantly from its expectations. German American’s beliefs and expectations assume that German American's earnings and financial condition are not materially different from its recent earnings and current financial condition, except to the extent that earnings and financial condition are affected by the expected completion of the Block Purchase and other pending contractual commitments. Readers are further cautioned that a variety of other factors could cause German American's actual results to differ from those described herein. For a discussion of factors that could cause our beliefs and expectations to be affected, see “Forward-Looking Statements and Associated Risks” that appears at the conclusion of Item 2 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations” or “MD&A”) of Part I of German American’s Quarterly

Report for the quarterly period ended September 30, 2005, and in the similar and more comprehensive MD&A discussions of Forward-Looking Statements and Associated Risks included in our previous quarterly reports on Form 10-Q filed during 2005 and our annual report on Form 10-K for 2004 and other reports filed with or furnished to the Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 is incorporated herein by reference.

German American has requested an advance of $2,500,000 (to be disbursed on December 15, 2005) under its operating line of credit established under its revolving credit facility with JPMorgan Chase Bank, N.A., in order to complete the Block Purchase transaction. Under this revolving credit facility, German American may borrow up to $15 million at any one time through September 20, 2006, at which time all amounts borrowed under the revolving line of credit will become due and payable. German American is obligated to pay the lender interest on amounts advanced under the revolving loan based upon 90-day LIBOR plus 1.15% per annum. The credit agreement under which the revolving credit facility is established includes usual and customary covenants and conditions, the breach of which could result in acceleration of the due date of amounts borrowed thereunder, including the covenants and conditions previously reported in German American's current report on Form 8-K filed September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2005	GERMAN AMERICAN BANCORP By: /s/ Mark A. Schroeder Mark A. Schroeder, President